NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE
FOR IMMEDIATE RELEASE

NORTHWESTERN REPORTS 2014 FINANCIAL RESULTS

Company reports GAAP diluted earnings per share of $2.99 for 2014;
$2.68 Non-GAAP Adjusted earnings per share at midpoint of $2.60-2.75 guidance range;
Narrows full year 2015 guidance to $3.10 - $3.30 per diluted share; and
Announces a 20% increase to the quarterly dividend, $0.48 per share payable March 31, 2015.

SIOUX FALLS, S.D. - February 12, 2015 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the year ended December 31, 2014. Net income for the period was $120.7 million, or $2.99 per diluted share, as compared with net income of $94.0 million, or $2.46 per diluted share, for the same period in 2013. This 22% increase in diluted earnings per share is primarily the result of gross margin improvements from energy supply acquisitions and income tax benefits realized during the year partially offset by increased operating costs and expense related to the hydro transaction.

"We are pleased to deliver strong earnings to our shareholders in a year that also saw a significant amount of hydro related transaction expense.  Since the start of the hydro transaction process in 2013, shareholders have funded nearly $50 million(1) of transaction related costs with the hope of seeing a successful transition of the hydro assets from PPL Montana to NorthWestern.  We are excited to report that 81 former PPL Montana employees are now integrated into the NorthWestern family and the electricity from these hydro facilities is flowing to power the homes, businesses and economy of our Montana customers,” said Bob Rowe, President and Chief Executive officer.  “While the Montana hydro transaction demanded a tremendous amount of effort and was certainly our headline story of 2014, NorthWestern employees also achieved our best-ever safety results and worked tirelessly to ensure we were providing safe, reliable and affordable energy solutions to all of our valued customers across our entire service territory.”

(1) See section "Hydro Transaction Shareholder Incurred Costs" for additional explanation.

NorthWestern Reports 2014 Financial Results
February 12, 2015

Summary Financial Results

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2014	2013	2014	2013
Total Revenues	$312,947	$319,090	$1,204,863	$1,154,519
Cost of Sales	108,097	136,139	482,591	479,546
Gross Margin	204,850	182,951	722,272	674,973
Operating Expenses
Operating, general and administrative	91,329	76,828	305,886	285,569
Property and other taxes	30,300	28,015	114,592	105,540
Depreciation and depletion	32,637	28,146	123,776	112,831
Total Operating Expenses	154,266	132,989	544,254	503,940
Operating Income	50,584	49,962	178,018	171,033
Interest Expense	(19,915)	(19,510)	(77,802)	(70,486)
Other Income	5,468	977	10,198	7,737
Income Before Income Taxes	36,137	31,429	110,414	108,284
Income Tax Benefit (Expense)	1,032	(5,336)	10,272	(14,301)
Net Income	$37,169	$26,093	$120,686	$93,983
Average Common Shares Outstanding	43,451	38,626	40,156	38,145
Basic Earnings per Average Common Share	$0.87	$0.67	$3.01	$2.46
Diluted Earnings per Average Common Share	$0.85	$0.68	$2.99	$2.46
Dividends Declared per Common Share	$0.40	$0.38	$1.60	$1.52

NorthWestern Reports 2014 Financial Results
February 12, 2015

Reconciliation of Primary Changes from 2013 to 2014

	Twelve Months Ended December 31,
	Pre-tax	Net	Diluted
($millions, except EPS)	Income	Income(1)	EPS
2013 reported	$108.3	$94.0	$2.46

Gross Margin
Natural gas production	21.4	13.2	0.33
Hydro operations	20.5	12.6	0.31
Electric transmission	5.9	3.6	0.09
Montana natural gas rate increase	4.9	3.0	0.07
Electric retail volumes	1.6	1.0	0.02
Natural gas retail volumes	1.4	0.9	0.02
Operating expenses recovered in trackers	(3.4)	(2.1)	(0.05)
Electric Demand Side Management (DSM) lost revenues	(1.9)	(1.2)	(0.03)
Other	(3.0)	(1.8)	(0.04)
Subtotal - Gross Margin	47.4	29.2	0.72
OG&A Expense
Natural gas production	(8.9)	(5.5)	(0.14)
Hydro operating costs	(5.5)	(3.4)	(0.08)
Hydro Transaction legal and professional fees	(5.1)	(3.1)	(0.08)
Nonemployee directors deferred compensation	(1.7)	(1.0)	(0.02)
Operating expenses recovered in trackers	3.4	2.1	0.05
Other	(2.5)	(1.5)	(0.04)
Subtotal - OG&A Expense	(20.3)	(12.4)	(0.31)
Other items
Depreciation and depletion expense	(11.0)	(6.8)	(0.17)
Property and other taxes	(9.1)	(5.6)	(0.14)
Interest expense (includes bridge related to hydro transaction)	(7.3)	(4.5)	(0.11)
Other income (includes offset to nonemployee directors def. comp. above)	2.5	1.5	0.04
Permanent and flow-through adjustments to income tax		25.3	0.63
Dilutive impact of higher share count			(0.13)
All other, net	(0.1)	—	—
Subtotal - Other items	(25.0)	9.9	0.12

Total impact of above items	2.1	26.7	0.53

2014 reported	$110.4	$120.7	$2.99

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes effective tax rate of 38.5%.

NorthWestern Reports 2014 Financial Results
February 12, 2015

Significant Items
Significant items for the year ended December 31, 2014 include:

•
In November 2014, we completed the purchase of eleven hydroelectric generating facilities with approximately 633 megawatts of generation capacity and one storage reservoir, for an adjusted purchase price of approximately $904 million (the Hydro Transaction). This included successfully accessing the capital markets as follows:

◦	Issued 7,766,990 shares of our common stock at $51.50 per share, and

◦	Issued $450 million of Montana First Mortgage Bonds at a fixed interest rate of 4.176% maturing in 2044.

•	Upgrade of our senior secured and senior unsecured credit ratings by Fitch Ratings in November 2014.

•	Improvement in Net Income of $26.7 million as compared with 2013.

Gross Margin
Consolidated gross margin in 2014 was $722.3 million, an increase of $47.4 million, or 7.0%, from gross margin in 2013. Factors that impacted gross margin included:

•	$21.4 million increase in natural gas production margin primarily due to the acquisition of gas production assets in December 2013;

•	$20.5 million increase in generation margin from the November 2014 Hydro Transaction. We expect hydro generation margin to be approximately $150 million in 2015;

•
$5.9 million increase resulting from a higher demand to transmit energy across our transmission lines due primarily to interconnection with the Montana Alberta Tie Line (MATL) that went into commercial operation late in 2013;

•	$4.9 million benefit from the full year effect of an increase in Montana natural gas delivery rates implemented in April 2013; and

•	$3.0 million increase in natural gas and electric retail volumes due primarily to colder winter weather and customer growth.

These increases were partly offset by:

•	$3.4 million lower revenue for operating expenses recovered through our supply trackers, primarily related to efficiency measures implemented by customers;

•
$1.9 decrease in electric DSM lost revenues recovered through our supply trackers related to efficiency measures implemented by customers. The prior year included recognition of approximately $3.8 million in revenues related to prior periods (including $1.9 million related to calendar year 2012) that we had previously deferred pending approval of our electric tracker filing; and

•	$3.0 million decrease in other miscellaneous gross margin impacts.

NorthWestern Reports 2014 Financial Results
February 12, 2015

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses were $305.9 million in 2014 as compared to $285.6 million in 2013. Primary components of this $20.3 million increase include the following:

•	$8.9 million higher natural gas production costs due to the acquisition of the production assets in 2013;

•	$5.5 million higher operating costs associated with the November 2014 Hydro acquisition. We expect hydro related operating costs to be approximately $40 million in 2015;

•
$5.1 million higher legal and professional fees associated with the Hydro Transaction. Hydro Transaction related legal and professional fees were $9.5 million in 2014 as compared with $4.4 million in 2013;

•
$1.7 million higher non-employee directors deferred compensation primarily due to an increase in our stock price. Directors may defer their board fees into deferred shares held in a rabbi trust. If the market value of our stock goes up, deferred compensation expense increases; however, we account for the deferred shares as trading securities and their increase in value is also reflected in other income with no impact on net income; and

•	$2.5 million increase in other miscellaneous operating, general and administrative expenses.

These increases were partly offset by a $3.4 million reduction in operating expenses recovered in trackers, primarily related to customer efficiency programs. These costs are included in our supply trackers and have no impact on operating income.

Property and Other Taxes
Property and other taxes were $114.6 million in 2014 as compared with $105.5 million in 2013. This $9.1 million increase was due primarily to higher assessed property valuations in Montana and plant additions, including approximately $1.9 million related to natural gas production assets and $1.7 million from the Hydro Transaction. We expect hydro related property and other taxes to be approximately $14 million in 2015.

Depreciation and Depletion Expense
Depreciation and depletion expense was $123.8 million in 2014 as compared with $112.8 million in 2013. This $11.0 million increase was primarily due to plant additions, including approximately $4.8 million of depletion related to natural gas production assets and $2.1 million of depreciation from the Hydro Transaction. We expect hydro related depreciation expense to be approximately $17 million in 2015.

Operating Income
Consolidated operating income in 2014 was $178.0 million, as compared with $171.0 million in 2013. This $7.0 million increase was primarily due to an increase in gross margin offset in part by higher operating expenses as discussed above.

Interest Expense
Consolidated interest expense in 2014 was $77.8 million, an increase of $7.3 million from 2013. This increase includes $3.9 million associated with the bridge credit facility and $2.4 million from the issuance of $450 million of long-term debt in November 2014 related to the Hydro acquisition, and $4.4 million higher interest from the issuance in December 2013 of $100 million of long-term debt unrelated to the Hydro Transaction. These increases were partly offset by approximately

NorthWestern Reports 2014 Financial Results
February 12, 2015

$2.2 million in lower interest accrued on supply trackers and $1.2 million higher capitalization of AFUDC. We expect to incur additional hydro related interest expense of approximately $19 million in 2015.

Other Income
Consolidated other income in 2014 was $10.2 million as compared with $7.7 million in 2013. This $2.5 million increase was primarily due to a $1.7 million gain on deferred shares held in trust for non-employee directors deferred compensation discussed above and higher capitalization of AFUDC.

Pretax Income
Consolidated pretax income in 2014 was $110.4 million, as compared with $108.3 million in 2013. This $2.1 million increase was primarily due to increased operating income and other income partially offset by higher interest expense, all discussed above.

Income Tax (Benefit) Expense
Consolidated income tax benefit in 2014 was $10.3 million as compared with expense of $14.3 million in 2013. The following table summarizes the significant differences in income tax (benefit) expense based on the differences between our effective tax rate and the federal statutory rate:

($millions)	Year Ended December 31,
	2014		2013
Income Before Income Taxes	$110.4		$108.3

Income tax calculated at 35% federal statutory rate	38.6	35.0%	37.9	35.0%

Permanent or flow through adjustments:
State income, net of federal provisions	(2.0)	(1.8)%	(3.1)	(2.8)%
Flow through repairs deductions	(25.3)	(22.9)%	(17.8)	(16.4)%
Release of unrecognized tax benefit	(12.6)	(11.4)%	—
Prior year permanent return to accrual adjustments	(5.2)	(4.7)%	0.5	0.5%
Production tax credits	(3.1)	(2.8)%	(3.2)	(2.9)%
Plant and depreciation of flow through items	0.1	0.1%	(0.6)	(0.5)%
other, net	(0.8)	(0.8)%	0.6	0.3%
	(48.9)	(44.3)%	(23.6)	(21.8)%

Income tax (benefit) expense	$(10.3)	(9.3)%	$14.3	13.2%

Our effective tax rate differs from the federal statutory tax rate of 35% due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of bonus depreciation deductions and production tax credits. The 2014 benefit also reflects the release of approximately $12.6 million of previously unrecognized tax benefits due to the lapse of statutes of limitation in the third quarter of 2014. In addition, in the third quarter of 2014, we elected the safe harbor method related to the deductibility of repair costs. This resulted in an income tax benefit of approximately $4.3 million for the cumulative adjustment for years prior to 2014, which is included in the prior year permanent return to accrual adjustments.

We expect our cash payments for income taxes will be minimal through at least 2016, based on our projected taxable income and anticipated use of consolidated NOL carryforwards.

NorthWestern Reports 2014 Financial Results
February 12, 2015

Net Income
Consolidated net income in 2014 was $120.7 million as compared with $94.0 million in 2013. This $26.7 million increase was primarily due to the income tax benefit in 2014 as discussed above, along with higher operating income and higher other income, offset in part by higher interest expense.
Fourth Quarter Financial Results
Consolidated pretax income for the quarter ended December 31, 2014 was $36.2 million as compared with $31.4 million for the same period in 2013.  This $4.8 million increase in pretax income is primarily the result of higher gross margin and other income partially offset by increased operating, general and administrative expense, property taxes, and depreciation and depletion expense.

Consolidated net income for the quarter ended December 31, 2014 was $37.2 million, or $0.85 per diluted share, as compared with $26.1 million, or $0.68 per diluted share, for the same period in 2013. The $11.1 million improvement in net income is the result of $4.8 million pretax increase as previously discussed and $6.3 million less income tax expense resulting from bonus depreciation and other miscellaneous flow through benefits.

Liquidity and Capital Resources
As of December 31, 2014, our total net liquidity was approximately $102.5 million, including $20.4 million of cash and $82.1 million of revolving credit facility availability. This compares to total net liquidity at December 31, 2013 of $175.6 million.

Dividend Declared
NorthWestern's Board of Directors declared a 20% increase to our quarterly common stock dividend. A dividend of $0.48 per share will be payable March 31, 2015 to common shareholders of record as of March 13, 2015.

NorthWestern Reports 2014 Financial Results
February 12, 2015

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our final 2014 and 2013 earnings guidance of $2.60 - $2.75 and $2.45 - $2.60 per diluted share, respectively, are summarized below. The amount below represents an after-tax non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

2014	Q1	Q2	Q3	Q4	FY 2014

Reported GAAP diluted EPS	$1.17	$0.20	0.77	0.85	$2.99

Non-GAAP Adjustments:

Weather (favorable) unfavorable	(0.05)	0.01	—	0.02	(0.02)
Hydro transaction (professional fees & bridge financing)	0.04	0.04	0.04	0.12	0.24
Hydro operations (Nov. 18 - Dec. 31)				(0.14)	(0.14)
Hydro equity dilution (1)				0.08	0.08
Income tax adjustments (2)			(0.43)	(0.04)	(0.47)

Adjusted diluted EPS	$1.16	$0.25	0.38	0.89	$2.68
(1) 2014 Guidance excluded all earnings impacts from the hydro acquisition (transaction expense and income from operations) and assumed 39.3 million diluted shares outstanding (i.e. our share count absent the shares issued in November 2014 to fund the hydro transaction).

(2) Adjustment to income tax expense to remove the flow through benefit related to the release of unrecognized tax benefits, 2014 bonus depreciation (bonus benefit is a current year item but not originally contemplated in guidance) and other tax items related to prior years.

2013	Q1	Q2	Q3	Q4	FY 2013

Reported GAAP diluted EPS	$1.01	0.37	0.40	0.68	$2.46

Non-GAAP Adjustments:

Weather (favorable) unfavorable		(0.02)	(0.02)	(0.01)	(0.05)
Hydro transaction (professional fees & bridge financing)			0.05	0.06	0.11
Prior period DSM lost revenue (including accrued interest)			(0.04)	0.02	(0.02)

Adjusted diluted EPS	$1.01	$0.35	$0.39	$0.75	$2.50

2015 Earnings Guidance Narrowed
NorthWestern narrowed its earnings guidance to $3.10 - $3.30 per diluted share (previously $3.07 - $3.32 per diluted share) based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	Successful integration and a full year earnings contribution from the recently acquired hydro assets;

•	Excludes any potential additional impact as a result of the FERC decision regarding revenue allocation at our Dave Gates Generating Station;

•	A consolidated effective income tax rate of approximately 15% - 19% of pre-tax income; and

•	Diluted average shares outstanding of approximately 47.1 million.

NorthWestern Reports 2014 Financial Results
February 12, 2015

Hydro Transaction Shareholder Incurred Costs
NorthWestern equity shareholders have incurred approximately $49.4 million of costs over the past two years to facilitate due diligence, prepare for the regulatory process and cover transaction related financing costs to consummate the Hydro Transaction. These costs are comprised of the following:

•	$13.9 million expense related to legal and professional fees incurred in 2013 and 2014

•	$7.8 million expense related to the credit facility bridge incurred in 2013 and 2014

•	$13.7 million paid for loss on interest rate hedge (portion in excess of allowed 4.25% cost of hydro debt)

•	$14.0 million equity issuance fees paid in November 2014

Company Hosting Investor Conference Call
As previously announced, NorthWestern will host an investor conference call and webcast today, February 12, at 3:30 pm Eastern Time to review its financial results. The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting
http://www.videonewswire.com/event.asp?id=101347. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call and will be available for one year.

A telephonic replay of the call will be available beginning at 6:30 p.m. Eastern Time on February 12, 2015, through March 14, 2015, at (888) 203-1112 access code 5259563.

Annual Meeting
The Company's Annual Meeting of Stockholders will be held at 10:00 a.m Central Daylight Time one Thursday, April 23, 2015, at our NorthWestern Energy Operations Center in Huron located at 600 Market Street West, Huron SD 57350. The record date for the annual meeting is February 23, 2015. The annual meeting notice, proxy statement, annual report to stockholders and voting instructions will be provided approximately 40 days prior to the meeting date to stockholders as of the record date.

About NorthWestern Corporation
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 692,600 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Website at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Diluted EPS is another non-

NorthWestern Reports 2014 Financial Results
February 12, 2015

GAAP measure. The Company believes the presentation of Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under “2015 Earnings Guidance Narrowed.” Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” These statements are based upon our current expectations and speak only as of the date hereof. Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, as well as adverse determinations by regulators, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2014 Annual Report on Form 10-K and forthcoming Quarterly Reports on Form 10-Q, recent reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Claudia Rapkoch (866) 622-8081
claudia.rapkoch@northwestern.com

Note: The financial tables that have historically been provided at the end of the press release can now be found in the appendix of the earnings webcast presentation.